Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN FINANCIAL CORP. REPORTS

THIRD QUARTER 2007 RESULTS

Rye Brook, NY — November 1, 2007 — Universal American Financial Corp. (NASDAQ: UHCO) today announced financial results for the quarter ended September 30, 2007.

Third Quarter 2007 Highlights

•                  Revenues from continuing operations increased by 125% year over year to $738.2 million

•                  Net income was $27.1 million, or $0.40 per diluted share

•                  Total Medicare Advantage membership as of September 30, 2007 increased to approximately 237,000

•                  Acquisition of MemberHealth closed on September 21, 2007

2007 Guidance

•                  Revenues between $3.0 billion and $3.1 billion

•                  Diluted earnings per share of $1.46 to $1.51, excluding investment gains

Third Quarter 2007 Compared to Third Quarter 2006

Universal American reported net income of $27.1 million for the third quarter of 2007, or $0.40 per diluted share.  This compares to net income of $30.2 million, or $0.50 per diluted share, reported for the third quarter of 2006.

Income from continuing operations for the third quarter of 2007 of $27.1 million included $0.3 million, after tax, of realized losses.  Income from continuing operations for the third quarter of 2006 was $26.7 million, or $0.44 per diluted share.  Income from discontinued operations for the third quarter of 2006, after taxes, was $3.5 million, or $0.06 per diluted share.  Total revenues from continuing operations for the third quarter of 2007 increased to $738.2 million, or 125%, over the third quarter of 2006.

Results for the third quarter of 2007 incorporate accounting for the acquisition of MemberHealth,  resulting in the inclusion of nine days of MemberHealth’s operations, which generated incremental revenues of $31.0 million and net income of $3.7 million and the write-off of $0.6 million, after-tax, in unamortized loan fees. In addition, the Company issued 31.7 million common equivalent shares of equity securities as partial funding for the transaction.  Taken together, the acquisition and related financing transaction generated $0.03 per share of earnings.

Management Comments

“We were quite pleased with the strong results posted by our Medicare Advantage and existing Part D businesses. In addition, we are delighted to have MemberHealth join our family of companies and look forward to the financial and strategic benefits that will result,” said Richard Barasch, Chairman and CEO. “Our otherwise excellent results were somewhat offset by weakness in our legacy businesses.”

Medicare Advantage

Revenues in the Medicare Advantage segment were $529.7 million, and pre-tax income was $16.5 million for the third quarter of 2007.  Our overall third quarter loss ratio for the segment was 84.0%. For the first three quarters of the year, the medical loss ratio was 83.8%.

Private Fee-for-Service

As of the end of the third quarter, our Today’s Options® PFFS membership was approximately 190,000, up from 18,000 members at the end of 2006.  The medical loss ratio for our PFFS business in the third quarter was 85.7%.  For the first three quarters of the year, the medical loss ratio was 86.0%.

HMOs

Our total HMO membership as of September 30, 2007 is nearly 47,000, an increase of 33% over year-end 2006. Revenues increased 40% to $129.8 million for the quarter ended September 30, 2007, compared to the quarter ended September 30, 2006. The aggregate third quarter loss ratio for our Medicare Advantage HMO business was 78.4%. For the first three quarters of the year, the medical loss ratio was 77.5%.

Medicare Part D

As of September 30, 2007, we had approximately 471,000 members enrolled in our Prescription PathwaySM  PDPs.  The acquisition of MemberHealth and its Community CCRxSM Part D portfolio  increased our Part D membership by 1,185,000 members to approximately 1.7 million members as of September 30, 2007.

Total premiums, before reinsurance ceded and before consideration of the government risk corridor adjustment, were $178.3 million for the third quarter of 2007, including $36.4 million from MemberHealth.  Our PDPs generated net operating profit of $10.8 million for the third quarter of 2007 (including $5.9 million from MemberHealth), compared to net operating profit of $10.3 million for the third quarter of 2006.  Part D Management Services, L.L.C., our joint venture with Pharmacare Management Services, Inc., contributed $12.8 million, pre-tax, to our

Part D results for the third quarter of 2007, compared to $14.0 million for the third quarter of 2006.  Third quarter results of 2007 included MemberHealth’s operations from the date of acquisition (September 21, 2007).  The MemberHealth acquisition, including the effect of the related financing transactions, added $0.03 per share to our profit for the third quarter.

Senior Market Health (excluding Part D)

For the third quarter of 2007, our Medicare Supplement business generated an operating profit of $1.5 million on $77.4 million of revenue.  The loss ratio on our Medicare Supplement business was 73.3%, compared to 68.9% for the third quarter of 2006. Our expected range was 68.5% to 71.0%. The increase in our loss ratio was somewhat offset by lower than expected lapsation.

In 2007, we retained many of the Medicare Supplement policyholders who have chosen to move to our Medicare Advantage products.  Approximately 16,250 of our Medicare Supplement policyholders had switched to Universal American private-fee-for-service coverage during the first three quarters of 2007.  While we lost approximately $36.1 million of annualized Medicare Supplement premium revenues and recorded $10.7 million in additional deferred acquisition cost amortization attributable to these policyholders, we increased our annualized Medicare Advantage revenue by approximately $141.3 million.

Legacy Insurance

Specialty Health revenues for the third quarter of 2007 declined 4% to $23.7 million compared to the third quarter of 2006.  This segment experienced a pre-tax loss of $0.2 million in the third quarter of 2007 compared to a pre-tax profit of $3.8 million a year ago, due primarily to a higher benefit ratio in the disability insurance and long term care lines of business, as well as higher expenses.

Life and Annuity revenues for the third quarter of 2007 were essentially flat at $25.6 million compared to the third quarter of 2006.  Pre-tax income declined 37% to $3.8 million, due to an increase in the amortization of deferred acquisition costs resulting from higher annuity terminations.

Senior Administrative Services

Revenues for the third quarter of 2007 increased by 30% to $27.3 million compared to the third quarter of 2006, mostly due to the addition of the administration of Medicare Advantage businesses.  Pre-tax income in the third quarter of 2007 was $6.4 million, compared to $4.6 million in the third quarter of 2006.

Balance Sheet Data

Total assets were $4.2 billion at september 30, 2007, compared to $2.6 billion at december 31, 2006.  Total policyholder liabilities were $1.8 billion at september 30, 2007, compared to $1.3 billion at december 31, 2006.  Stockholders’ equity at september 30, 2007 was $1.3 billion, or $14.11 per common share, compared to $623.9 million, or $10.54 per common share, at december 31, 2006. This includes $17.7 million of pre-tax unrealized losses on subprime mortgage holdings in our portfolio at september 30, 2007. As of september 30, 2007, excluding accumulated other comprehensive (loss) income (which includes the net unrealized (depreciation) appreciation of our investment portfolio), stockholders’ equity was $1.3 billion and diluted book value per common share on that basis was $13.98.

The ratio of debt to total capitalization, excluding accumulated other comprehensive (loss) income and including the Company’s outstanding trust preferred stock as debt, increased to 26.7% at September 30, 2007 from 21.0% at December 31, 2006 (see discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release).

Total cash and investments as of September 30, 2007 was $2.2 billion, compared to $1.7 billion at December 31, 2006.  Our investment portfolio remains sound with approximately 99% of the portfolio invested in debt securities rated investment grade by at least one of the rating agencies.  Subprime mortgage holdings in our portfolio had a carrying value of $132.4 million, with an average quality rating of AA+.

Guidance

Universal American expects to earn approximately $1.46 to $1.51 per diluted share for 2007, excluding realized gains (losses) on investment transactions, based on projected full year weighted average diluted shares outstanding of approximately 72 million. For the fourth quarter, we expect to earn approximately $0.53 to $0.57 per diluted share for 2007, excluding realized gains (losses) on investment transactions, based on projected fourth quarter weighted average diluted shares outstanding of approximately 93 million.

(Table to follow)

The following table provides additional information relating to our guidance.

	Reported
	Nine Months September 30, 2007	4Q07		FY 2007
Diluted EPS(1)
Operating EPS	$0.84	$0.53	$0.57	$1.46	$1.51
Realized gains	0.00	0.00	0.00	0.01	0.01
Reported EPS	$0.84	$0.53	$0.57	$1.47	$1.52
Shares outstanding (diluted) (millions)	64.2	93.0	93.5	71.5	71.7
Revenue ($ in millions)(2)
Senior Managed Care — Medicare Advantage	$1,406	$520	$535	$1,926	$1,941
Senior Market Health Insurance	242	70	78	312	320
Medicare Part D	241	309	329	550	570
Specialty Health Insurance	72	22	24	94	96
Life Insurance and Annuity	77	23	27	100	104
Senior Administrative Services	79	25	28	104	107
Corporate / eliminations	(58)	(28)	(26)	(86)	(84)
Total revenue	$2,059	$941	$995	$3,000	$3,054
Senior Managed Care - Medicare Advantage
End of quarter membership
Private fee-for-service	190,000	187,000	193,000
Health plans	47,000	46,500	47,000
Total	237,000	233,500	240,000
Health plan MA loss ratio	77.5%	76.5%	78.5%	77.3%	78.3%
Private fee-for-service loss ratio	86.0%	85.5%	87.5%	85.5%	87.0%
Senior Market Health Insurance

Medicare Supplement loss ratio	74.4%	69.0%	71.0%	73.0%	74.0%
Change in deferred acquisition costs ($ in millions)	8.7	1.0	(1.0)	9.7	7.7

Medicare Part D
End of quarter membership (3)	1,680,800	1,644,000	1,671,000
Total revenue ($ in millions) (4)	280	316	346	596	626

(1)          Due to the use of weighted average shares outstanding when determining the denominator for earnings per share, the sum of the quarterly per common share amounts does not equal the full year per common share amounts.

(2)          Excluding realized gains and losses and equity in earnings of Part D Management Services, Inc.

(3)          Includes 24,000 members in an unaffiliated prescription only plan for which risks are assumed on a 33.3% quota share basis.  The contract for this assumed business will be terminated as of December 31, 2007.

(4)          Includes PDMS Equity Income.

Conference Call

Universal American will host a conference call at 9:30 a.m. Eastern Time on Friday, November 2, 2007, to discuss the third quarter results.  Interested parties may participate in the call by dialing 706-679-0770.  Please call in 10 minutes before the scheduled time and ask for the Universal American call.  This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.universalamerican.com.  To listen to the live call, please go to the website at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed from the Company’s website for approximately 60 days.

Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with this quarterly earnings release.  This supplemental financial data can be accessed at www.universalamerican.com (under the heading “Investor Relations; Financial Reports”).

About Universal American Financial Corp.

Through its family of companies, Universal American offers a broad array of health insurance and managed care products and services, primarily to the growing senior population.  Universal American is included in the NASDAQ Financial-100 Index, the Russell 2000 Index and the Russell 3000 Index.  For more information on Universal American, please visit our website at www.universalamerican.com.

*              *              *

Information contained in this report, including any exhibit, and oral statements made from time to time by our representatives may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. These forward-looking statements may include, but not be limited to, statements regarding the effectiveness and completeness of our compliance with Centers for Medicare and Medicaid Services regulations and requirements and its effect on our earnings; the identification of acquisition candidates and the completion and/or integration or accretion of any such transactions; statements regarding our expectations of our operating plans and strategies generally; statements regarding our expectations of the performance of our Medicare Supplement and Medicare Advantage businesses and other lines of business, including the prediction of loss ratios and lapsation; the adequacy of reserves; our ability to institute future rate increases; expectations regarding our Medicare Part D program, including our estimates of membership, costs and revenues; and future operating results. Although we believe that the expectations reflected in forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will achieve our expectations. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond our ability to control or predict. Important factors that may cause actual results to differ materially and that could impact us and the statements contained in this report, including any exhibit,  can be found in our filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. We assume no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(Tables to follow)

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Consolidated Results	2007	2006	2007	2006

Direct and assumed premiums	$879.1	$474.4	$2,549.6	$1,436.4

Net premiums and policyholder fees	$704.2	$301.2	$1,962.4	$896.0
Net investment income	28.4	19.6	77.4	55.2
Other income	6.1	7.3	19.2	20.6
Realized gains / (losses)	(0.5)	-	1.1	-
Total revenues	738.2	328.1	2,060.1	971.8

Policyholder benefits	571.2	214.7	1,627.7	692.2
Interest credited to policyholders	4.3	4.5	13.3	13.7
Change in deferred acquisition costs	1.8	(3.9)	13.9	(12.4)
Amortization of present value of future profits	2.4	1.8	6.4	6.3
Commissions and general expenses, net of allowances	128.4	82.3	353.5	234.3
Total benefits and expenses	708.1	299.4	2,014.8	934.1

Income from continuing operations before equity in earnings of unconsolidated subsidiary	30.1	28.7	45.3	37.7
Equity in earnings of unconsolidated subsidiary	12.8	14.0	39.1	36.6

Income from continuing operations before income taxes	42.9	42.7	84.4	74.3

Provision for income taxes (1)	(15.8)	(16.0)	(30.6)	(27.3)

Income from continuing operations after taxes	27.1	26.7	53.8	47.0

Income from discontinued operations after taxes	—	3.5	—	8.3

Net income	$27.1	$30.2	$53.8	$55.3

Per Share Data (Diluted)
Income from continuing operations, after taxes	$0.40	$0.44	$0.84	$0.78
Total income from discontinued operations, after taxes	—	0.06	—	0.14
Net income	$0.40	$0.50	$0.84	$0.92

See following page for explanation of footnotes.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Income (loss) before Taxes by Segment	2007	2006	2007	2006

Senior Managed Care-Medicare Advantage:
Private fee-for-service	$9.7	$(1.7)	$20.1	$4.3
Healthplan and other	6.8	5.7	22.7	19.3
Senior Market Health:
Medigap	1.5	5.9	(8.6)	0.1
Part D	23.6	24.3	37.8	37.6
Specialty Health	(0.2)	3.8	4.7	8.2
Life Insurance & Annuity	3.8	6.0	12.3	10.8
Senior Administrative Services	6.4	4.6	17.7	11.8

Corporate	(8.2)	(5.9)	(23.4)	(17.8)

Realized (losses) gains	(0.5)	—	1.1	—

Income from continuing operations before income taxes	$42.9	$42.7	$84.4	$74.3

BALANCE SHEET DATA	September 30, 2007	December 31, 2006
Total cash and investments	$2,169.4	$1,678.0
Total assets	$4,167.8	$2,585.0
Total policyholder related liabilities	$1,831.9	$1,300.4
Outstanding bank debt	$350.0	$90.6
Other long term debt	$125.0	$75.0
Total stockholders’ equity	$1,292.0	$623.9
Book value per common share	$14.11	$10.54
Diluted weighted average shares outstanding-year to date	64.2	60.0

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding accumulated other comprehensive (loss) income) *	$1,304.5	$622.0
Diluted value per common share (excluding accumulated other comprehensive (loss) income) * (2)	$13.98	$10.27
Debt to total capital ratio * (3)	26.7%	21.0%

*      Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under accounting principles generally accepted in the United States (GAAP).

(1) The effective tax rate for continuing operations for the quarter ended September 30, 2007 was 36.8% and was 37.4% for the third quarter of 2006. The effective tax rate for continuing operations for the nine months ended September 30, 2007 was 36.3% and was 36.7% for the nine months ended September 30, 2006.

(2) Diluted book value per common share (excluding accumulated other comprehensive (loss) income) represents total stockholders’ equity, excluding accumulated other comprehensive (loss) income, plus assumed proceeds from the exercise of vested options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested options.

(3) The debt to total capital ratio is calculated as the ratio of the sum of the outstanding bank debt and other long term debt to the sum of stockholders’ equity (excluding accumulated other comprehensive (loss) income) plus outstanding bank debt plus other long term debt.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release.  These measures should not be considered an alternative to measurements required by GAAP.  Because Universal American’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies.  The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are presented below.

Total Stockholders’ Equity
(excluding accumulated other comprehensive (loss)	September 30,	December 31,
income)	2007	2006
Total stockholders’ equity	$1,292.0	$623.9
Less: Accumulated other comprehensive (loss) income	(12.5)	1.9

Total stockholders’ equity (excluding accumulated other comprehensive (loss) income)	$1,304.5	$622.0

Universal American uses total stockholders’ equity (excluding accumulated other comprehensive (loss) income), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratios of debt to total capitalization.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive (loss) income, do not relate to the core performance of Universal American’s business operations.

Diluted Book Value per Common Share (excluding accumulated other comprehensive (loss) income)	September 30, 2007	December 31, 2006
Total stockholders’ equity	$1,292.0	$623.9
Proceeds from assumed exercises of vested options	27.4	23.2
	$1,319.4	$647.1
Diluted common shares outstanding	95.3	62.8

Diluted book value per common share	$13.85	$10.30
Total stockholders’ equity (excluding accumulated other comprehensive (loss) income)	$1,304.5	$622.0
Proceeds from assumed exercises of vested options	27.4	23.2
	$1,331.9	$645.2
Diluted common shares outstanding	95.3	62.8

Diluted book value per common share (excluding accumulated other comprehensive (loss income)	$13.98	$10.27

As noted above, Universal American uses total stockholders’ equity (excluding accumulated other comprehensive (loss) income), as a basis for evaluating growth in equity on a per share basis.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive (loss) income, do not relate to the core performance of Universal American’s business operations.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

Debt to Total Capital Ratio	September 30, 2007	December 31, 2006
Outstanding bank debt	$350.0	$90.6
Other long term debt	125.0	75.0
Total outstanding debt	$475.0	$165.6

Total stockholders’ equity	$1,292.0	$623.9
Outstanding bank debt	350.0	90.6
Other long term debt	125.0	75.0
Total capital	$1,767.0	$789.5

Debt to total capital ratio	26.9%	21.0%
Total stockholders’ equity (excluding accumulated other comprehensive (loss) income)	$1,304.5	$622.0
Outstanding bank debt	350.0	90.6
Other long term debt	125.0	75.0
Total Capital	$1,779.5	$787.6

Debt to total capital ratio	26.7%	21.0%

As noted above, Universal American uses total stockholders’ equity (excluding accumulated other comprehensive (loss) income), as a basis for evaluating the ratio of debt to total capital.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive (loss) income, do not relate to the core performance of Universal American’s business operations.

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CONTACT:

–OR–

INVESTOR RELATIONS COUNSEL:

Robert A. Waegelein	The Equity Group Inc.
Executive Vice President &	www.theequitygroup.com

Chief Financial Officer (914) 934-8820

Linda Latman (212) 836-9609